Exhibit 99.1

Oncothyreon Announces Promotion of Diana Hausman, M.D., to Chief Medical Officer

Seattle, Washington — January 5, 2012 — Oncothyreon Inc. (Nasdaq: ONTY) today announced the promotion of Diana Hausman, M.D., to Chief Medical Officer. Dr. Hausman joined Oncothyreon in August 2009 as Vice President, Clinical Development.

“Diana has been instrumental in the advancement of our oncology pipeline, particularly our expansive clinical program for PX-866, a phosphatidylinositol-3-kinase (PI-3K) inhibitor currently in multiple Phase 2 clinical trials to evaluate the drug both as a single agent and in combination with other therapies in a variety of cancer indications,” said Robert L. Kirkman, M.D, President and Chief Executive Officer. “She has also led planning for the clinical development of ONT-10, our therapeutic vaccine targeting MUC-1 for which we recently filed an Investigational New Drug application.”

Prior to joining Oncothyreon, Dr. Hausman was employed at Zymogenetics, Inc., Seattle, Washington, where she held a number of clinical research positions from 2005 to 2009, including Senior Director of Clinical Research. Prior to Zymogenetics, Dr. Hausman led a global drug development team at Berlex Inc. in Seattle from 2002 until 2005.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

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Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com